Nevada Gold Appoints Alan Greenstein Chief Financial Officer

HOUSTON, Dec. 7, 2005 (PRIMEZONE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that Alan Jay Greenstein has been appointed Senior Vice President and Chief Financial Officer.

Mr. Greenstein was part of the operating team at Mohegan Sun Casino for the past ten years, where he progressed in all areas of responsibility in finance, and most recently was Senior Vice President and Chief Financial Officer. In this capacity, he was responsible for all property level financial functions, including financial and operational accounting, compliance with Sarbanes-Oxley 404 Regulations, as well as relations with all regulatory bodies including the Tribal Gaming Commission, State Division of Special Revenue and National Indian Gaming Commission. Mr. Greenstein, a CPA, has extensive experience having worked in multiple jurisdictions and various senior capacities with the Trump organization, Caesars, and major banking institutions. "I am pleased to have the opportunity to work with Alan again as he has tremendous drive, perseverance, ability, vision and knowledge in all aspects of finance, operations, accounting, gaming and administration," said Jon Arnesen, President and Chief Operating Officer. "We are very pleased with the addition of Alan Greenstein, complementing Jon Arnesen, as both worked together at one of the most profitable casinos in the world. Nevada Gold is now poised to move forward with our operations team and new board member, Jack Galloway, former President and Chief Operating Officer of Isle of Capri Casinos, placing the Company closer to our goal of significant growth and profitability in the coming years," stated H. Thomas Winn, Chairman and Chief Executive Officer.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging and entertainment facilities in Colorado, California, Oklahoma, New York and New Mexico. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 50% interest in the Tioga Downs Raceway in New York State and has a management contract for the facility. The Company also works with Native American tribes in a variety of capacities from the right to lease gaming equipment to development and management of their gaming properties. Native American projects consist of River Rock Casino in Sonoma County, California, Route 66 Casino west of Albuquerque, New Mexico, a casino to be built in Tulsa, Oklahoma for the Muscogee (Creek) Nation, a casino to be built in Pauma Valley, California for the La Jolla Band of Luisenyo Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit  http://www.nevadagold.com.

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CONTACT: Nevada Gold & Casinos, Inc., Houston
H. Thomas Winn
713-621-2245

Integrated Corporate Relations
Don Duffy
203-222-9013